Exhibit 99.1

AMERICAN FINANCIAL GROUP, INC.

ANNOUNCES CONVERSION RIGHTS OF HOLDERS

OF ITS SENIOR CONVERTIBLE NOTES

Cincinnati, Ohio - April 3, 2006 - American Financial Group, Inc. (NYSE/NASDAQ: AFG) announced that, effective today through June 30, 2006, holders of its Senior Convertible Notes are entitled to convert their notes to AFG common stock resulting from the increased trading value of AFG's common stock during March. Under the Indenture governing the notes, holders may convert each of their notes into 11.5016 shares of AFG common stock if the closing sale price of such stock reached specified thresholds (described below) during the preceding calendar quarter.

The Indenture provides that the Company may elect to pay cash in lieu of delivering shares of common stock to any holder electing to convert. As previously disclosed, the Company intends to pay cash upon conversion of the notes. Holders electing to convert are not entitled to receive interest accrued since the last payment date.

AFG's Senior Convertible Notes due June 2033 were issued at a price of 37.153% of the principal amount due at maturity, or $371.53 per note. Cash interest is payable semiannually at a rate of 4% of issue price per year through June 2008, after which interest at 4% annually will be accrued and added to the carrying value of the notes. The Company may redeem the notes at any time on or after June 2, 2008 at an accreted value ranging from $371.53 to $1,000 per note at maturity. Holders may require AFG to purchase all or a portion of their notes at the accreted value on five-year anniversaries beginning June 2, 2008.

If, as of the last day of any calendar quarter, the closing sale price of AFG's common stock for at least 20 trading days in a period of 30 consecutive trading days, ending on the last trading day of such calendar quarter, is more than 120% of the accreted conversion price per share (currently $38.76 per share), holders may surrender notes for conversion on any business day during the following calendar quarter. Under the Indenture, the amount of cash to be paid for each note upon conversion will be equal to 11.5016 times the average closing sale price of the common stock for five consecutive trading days following the Conversion Date for each holder. The date on which the holder satisfies the conversion requirements is deemed the Conversion Date.

During the 2006 first quarter, AFG's closing sale price met the specified threshold, closing at $41.61 on March 31, 2006. The average closing sale price during the month of March was $41.58 per share.

Page Two

To convert a note, a holder must (a) complete and manually sign the conversion notice (or complete and manually sign a facsimile of such notice) and deliver such notice to the Conversion Agent, (b) surrender the Security to the Conversion Agent, (c) furnish appropriate endorsements and transfer documents if required by the Conversion Agent, the Company or the Trustee and (d) pay any transfer or similar taxes, if required. Holders may obtain conversion notices from the Conversion Agent. The Conversion Agent is:

U. S. Bank National Association

425 Walnut Street, 6th Floor

Cincinnati, Ohio 45202

Attention: Corporate Trust Department

Telephone: 513-632-4427

Fax: 513-632-5511

Through the operations of the Great American Insurance Group, AFG is engaged primarily in property and casualty insurance, focusing on specialized commercial products for businesses, and in the sale of retirement annuities and supplemental insurance products.

Forward Looking Statements

This press release contains certain statements that may be deemed to be "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements in this press release not dealing with historical results are forward-looking and are based on estimates, assumptions and projections. Examples of such forward-looking statements include statements relating to: the Company's expectations concerning market and other conditions and their effect on future premiums, revenues, earnings and investment activities; recoverability of asset values; expected losses and the adequacy of reserves for asbestos, environmental pollution and mass tort claims; rate increases and improved loss experience.

Actual results could differ materially from those expected by AFG depending on certain factors including but not limited to: the unpredictability of possible future litigation if certain settlements do not become effective, changes in economic conditions including interest rates, performance of securities markets, the availability of capital, regulatory actions and changes in the legal environment affecting AFG or its customers, tax law changes, levels of natural catastrophes, terrorist activities, including any nuclear, biological, chemical or radiological events, incidents of war and other major losses, development of insurance loss reserves and other reserves, particularly with respect to amounts associated with asbestos and environmental claims, availability of reinsurance and ability of reinsurers to pay their obligations, trends in mortality and morbidity, competitive pressures, including the ability to obtain rate increases, and changes in debt and claims paying ratings.
Contact:	Anne N. Watson	Web Sites:	www.afginc.com
	Vice President - Investor Relations		www.GreatAmericanInsurance.com
(513) 579-6652

# # #